Exhibit 5.1(c)

K&L GATES LLP

Hearst Tower, 47 th Floor

214 North Tryon Street

Charlotte, NC 28202

704.331.7400    www.klgates.com

November 16, 2009

Belo Corp.

P.O. Box 655237

Dallas, Texas 75265-5237

Re:	Belo Corp.
Registration Statement on Form S-3 (Registration No. 333-162058)
Belo Corp. 8.00% Senior Notes due 2016

Ladies and Gentlemen:

We have acted as special counsel to WCNC-TV, Inc., a North Carolina corporation (the “Guarantor”), in connection with the offering and sale by Belo Corp., a Delaware corporation (the “Company”), of $275,000,000 principal amount of its 8.00% Senior Notes due 2016 (the “Securities”), pursuant to the Underwriting Agreement dated as of November 10, 2009 (the “Underwriting Agreement”) by and among the Company, the several underwriters listed in Schedule 1 thereto (the “Underwriters”), the Guarantor, and the other guarantors listed in Schedule 2 thereto (the “Additional Guarantors”). The Securities are being issued pursuant to an Indenture dated as of June 1, 1997 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank (the “Trustee”), and a Supplemental Indenture dated as of November 16, 2009 (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”) among the Company, the Guarantor, the Additional Guarantors and the Trustee, and will be guaranteed on an unsecured subordinated basis by each of the Guarantor and Additional Guarantors (the “Guarantees”; the Guarantee to which the Guarantor is to be a party being referred to herein as the “Guarantee”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Underwriting Agreement. This opinion letter is being delivered to you at the request of the Guarantor.

In arriving at the opinions expressed below, we have reviewed the Indenture, the Guarantee and the Underwriting Agreement in the respective forms represented to us by the Guarantor as being the forms presented to the board of directors and sole shareholder of the Guarantor for their approval and executed by the Guarantor, and have relied upon such representation in so identifying such documents. We have also reviewed copies of the articles of incorporation and bylaws of the Guarantor, and such other documents, corporate records, certificates of officers of the Guarantor and of public officials and other instruments as we have

Belo Corp.

November 16, 2009

deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. To the extent that our opinions may be dependent upon such matters, we have assumed that the Underwriters and the Trustee have all requisite power and authority to execute, deliver and perform their respective obligations under, and have duly executed and delivered, the Underwriting Agreement in the case of the Underwriters and the Indenture in the case of the Trustee. Further, to the extent that our opinions may be dependent upon such matters, we have assumed that the Additional Guarantors have all requisite power and authority to execute, deliver and perform their respective obligations under, and have duly executed and delivered, the Underwriting Agreement, the Indenture and Guarantees and have assumed that the Company has all requisite power and authority to execute, deliver and perform its obligations under, and has duly executed and delivered, the Underwriting Agreement, the Indenture and the Securities. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Guarantor and others.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that:

1. The Guarantor is a corporation validly existing under the laws of the State of North Carolina with the requisite corporate power and authority to own property and to conduct the business of television broadcasting.

2. The Guarantor has the corporate power and authority to execute and deliver the Underwriting Agreement and the Indenture and to perform its obligations, including the Guarantee, thereunder.

3. The execution, delivery and performance by the Guarantor of the Underwriting Agreement have been duly authorized by all necessary corporate action on the part of the Guarantor. The Underwriting Agreement has been duly executed and delivered by the Guarantor.

4. The execution, delivery and performance by the Guarantor of the Indenture, including the Guarantee, have been duly authorized by all necessary corporate action on the part of the Guarantor. The Indenture has been duly executed and delivered by the Guarantor.

Belo Corp.

November 16, 2009

We call your attention to the fact that, as a matter of customary practice, certain assumptions underlying opinions are understood to be implicit. In addition, the foregoing opinions are also subject to the following additional qualifications, exceptions, assumptions and limitations:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of North Carolina and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of North Carolina and the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion set forth in paragraph 1 above as to the valid existence of the Guarantor is based solely on a certificate of existence received from the Secretary of State of the State of North Carolina dated November 10, 2009.

C. In giving our opinions as to the due authorization of the execution, delivery and performance of the Underwriting Agreement, the Indenture and the Guarantee by all necessary corporate action on the part of the Guarantor, we have relied solely upon a certificate of the Secretary of the Guarantor, and a copy of a written consent of the Company as sole shareholder, as to the authorizing resolutions of the board of directors and sole shareholder of the Guarantor and the adoption thereof.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on November 16, 2009, and we further consent to the use of our name, for purposes of identifying us as having provided this opinion, under the caption “Validity of the Notes” in the prospectus supplement forming a part of the Registration Statement referred to above. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ K&L Gates LLP